                                                                    EXHIBIT 99.2


Alan L. Sullivan (3152)
Bryon J. Benevento (5254)
Christy L. Campbell (7160)
Scott A. DuBois (7510)
Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Gateway Tower West
Salt Lake City, Utah  84101-1004
Telephone: (801) 257-1900
Facsimile: (801) 257-1800

Attorneys for Plaintiff

                       IN THE UNITED STATES DISTRICT COURT

                   FOR THE DISTRICT OF UTAH, CENTRAL DIVISION


-------------------------------------------------------------------------------------------------------

I-LINK INCORPORATED, a Florida corporation,

                                                             COMPLAINT AND JURY DEMAND

                  Plaintiff,

vs.                                                                          Civil No. ___________

RED CUBE INTERNATIONAL AG, a Swiss corporation, and                           Judge _____________
RED CUBE, INC., a Delaware corporation,

                  Defendants.

-------------------------------------------------------------------------------------------------------



         Plaintiff I-Link Incorporated (hereinafter "I-Link"), by and through its counsel, hereby complains of defendant Red Cube International AG (hereinafter "Red Cube") and defendant Red Cube, Inc. (hereinafter "Red Cube U.S.A.") as follows:

                                  INTRODUCTION

         1. Red Cube, a powerful international communications company, and its agent Red Cube U.S.A. have embarked on a scheme to drive I-Link out of business and obtain control of I-Link's proprietary technology, telecommunications network, key employees and customers. After entering into agreements to provide I-Link with strategic and financial support, defendants have attempted to use the information and technology they have acquired from I-Link to interfere with I-Link's customer relations and employment agreements. After promising funds needed to support I-Link's operations and persuading I-Link to refrain from obtaining other financing, defendants have now, at the eleventh-hour, refused to provide funds and have instead positioned themselves to take over I-Link's business. In this action, I-Link seeks injunctive relief against defendants' theft of trade secrets and interference with I-Link's business and employment relations. I-Link also seeks damages for, among other things, defendants' violation of contractual commitments.

         2. As disclosed in more detail below, I-Link is engaged in the business of providing voice and data communications products and services to individuals and companies throughout the United States. It provides enhanced telecommunications services to customers utilizing proprietary IP (Internet protocol ) technology deployed over its own IP telecommunications network. Red Cube, a Swiss corporation, is engaged in providing voice and data communications products and services primarily to individuals and companies in Europe and in other areas outside North America. It also provides enhanced telecommunications services over its own telecommunications network.

         3. In 2000, Red Cube entered into a strategic alliance with I-Link to enable Red Cube (1) to utilize I-Link's telecommunications network to carry Red Cube's telecommunications services in the United States, (2) to utilize I-Link's IP technology in Red Cube's telecommunications network outside of North America, and (3) to market and provide I-Link's proprietary telecommunications services under the Red Cube brand name worldwide, thus allowing Red Cube and its agent Red Cube U.S.A. access to the U.S. market and enhancing its own telecommunications network outside of North America. This strategic alliance was to provide I-Link with increased usage of its U.S.

telecommunications network and worldwide usage of its proprietary enhanced services. Memorialized in a "Cooperation and Framework Agreement," dated May 3, 2000, the alliance provided cash to I-Link and required I-Link to license its technology to Red Cube and to provide Red Cube with U.S. network services from May 2000 to June 2001. To secure this arrangement, I-Link placed its secret source code to the technology into escrow for the benefit of Red Cube.

         4. In August 2000, I-Link was informed that Red Cube had entered into an agreement with I-Link's majority shareholder, Winter Harbor, L.L.C., to purchase its majority ownership interest in I-Link. Red Cube met with I-Link's management to secure their support and cooperation for Red Cube's acquisition of these securities. To obtain this support and cooperation, Red Cube and, on information and belief, Red Cube U.S.A. promised I-Link's management that they would provide needed funding for I-Link's operations by either (a) promptly paying I-Link $60 million in cash to convert stock warrants it was acquiring from Winter Harbor, or (b) otherwise promptly providing cash sufficient to meet I-Link's ongoing operational needs as they arose. This commitment was memorialized in a letter signed by Red Cube and filed with the Securities and Exchange Commission in September 2000. Based upon the financial commitment from defendants, I-Link's management supported the acquisition of I-Link securities from Winter Harbor. I-Link also assisted defendants in applying for and prosecuting the applications necessary to obtain regulatory approval for the acquisition, including approvals from the Department of Justice, Federal Communication Commission, and State Public Service Commissions, without which Red Cube could not exercise the control it was now contractually bound to acquire from Winter Harbor. In reliance on defendants' representations and at Red Cube's specific insistence, I-Link's management also terminated I-Link's efforts to obtain operational funding from other sources.

         5. As described in detail below, by late 2000, it became apparent that defendants did not want to pay the cash it owed under the Securities Purchase Agreement with Winter Harbor, and that defendants would not fund I-Link at the level they had previously promised. By exercising negative covenants secured from Winter Harbor, defendants refused to allow I-Link to obtain alternative financing. When I-Link protested, defendants responded by (1) filing a mediation demand against Winter Harbor to rescind the Securities Purchase Agreement; (2) informing I-Link that they intended to foreclose upon I-Link's source code; (3) contacting I-Link's customers to inform them that I-Link cannot meet its ongoing obligations; and (4) soliciting I-Link's sales and technical employees to work for defendants, with the expressed intention of misappropriating I-Link's trade secrets and other proprietary information. In short, by engineering I-Link's current financial crisis, Red Cube has sought to obtain the benefit of and control over I-Link's technology, network and business it had earlier thought to obtain through the purchase of Winter Harbor's majority interest in I-Link.

         6. Defendants' unlawful conduct, if not immediately enjoined, will cause I-Link to suffer irreparable injury. Unless I-Link can retain its key employees and customer relations, I-Link will be forced to shut down its telecommunications network, leaving thousands of customers without a viable form of data and voice communications. It will be forced into default on its obligations to its vendors, licensees and creditors. Finally, Red Cube will take control of I-Link's source code--the set of trade secrets at the heart of its business. Such severe and irreparable consequences arise solely out of defendants' breach of their contractual and fiduciary obligations to fund the company and through their interference with I-Link's contractual and economic relations with its employees and customers.

                              PARTY IDENTIFICATION
                              --------------------

         7. I-Link is a Florida corporation with its principal place of business in Draper, Utah.

         8. Red Cube is a Swiss corporation having its principal place of business in Zurich, Switzerland. It is a privately owned company that was formerly known as Cyber Office International AG.

         9. Red Cube U.S.A. is a Delaware corporation with its principal place of business in New York. At all relevant times, Red Cube U.S.A. has acted as Red Cube's agent in the United States for all purposes, including service of process.

                             JURISDICTION AND VENUE
                             ----------------------

         10. This Court is vested with subject matter jurisdiction pursuant to 28 U.S.C. Sections 1332.

         11. Venue is appropriate in this District pursuant to 28 U.S.C. Sections 1391(2).

         12. Defendants have submitted themselves to the personal jurisdiction of this Court by, among other things, making frequent and repeated contact with I-Link at its offices in Utah, agreeing to provide services in Utah, and committing torts in Utah.

                               GENERAL ALLEGATIONS
                               -------------------

A.       I-LINK'S BUSINESS

         13. I-Link is an integrated voice and data communications company focused on simplifying the delivery of "unified communication," that is, the integration of traditional telecommunications with new data Internet protocol
(IP) communications systems. The integration of telecommunications and IP technology dramatically simplifies communications, increases communication capabilities, and lowers overall communication costs.

         14. I-Link began its research and development activities in 1995. In 1997, the company began providing telecommunications products and services over traditional public switched telephone networks and began the creation of the I-Link network through the development and deployment of its proprietary IP technology.

         15. Through its wholly-owned subsidiaries--I-Link Communications, Inc. and I-Link Systems, Inc.--I-Link provides enhanced telecommunication services on a wholesale and retail basis.

         16. Through other wholly-owned subsidiaries--MiBridge, Inc. and ViaNet Technologies Ltd.--I-Link undertakes research and development of new telecommunications services, products, and technologies, and the licensing of certain of these products and technologies to other telecommunication companies.

         17. I-Link is a leader in the delivery of unified communications as a result of the following five core technology offerings: I-Link's IP Telecommunications Network, Softswitch Plus-TM-, GateLink-TM-, V-Link-TM-, and Indavo-TM-. These technologies consist of the following:

             (a) I-Link's IP Telecommunications Network: A nationwide dedicated network of leased telecommunications lines and equipment augmented by IP software developed by I-Link. The architecture and technological approach used by the network have resulted in cost and capability breakthroughs unattainable through traditional circuit switch telecommunications networks, while maintaining the high voice-quality and reliability associated with traditional circuit switch networks;

             (b) Softswitch Plus-TM-: An operating system that ties together all of I-Link's core services that are available both to end users and third-party applications developers. Softswitch Plus integrates communication elements such as connection services, voice recognition, interactive voice response services, text-to-speech services, unified messaging, conference call services, operation support systems and other application servers and communication elements created by I-Link and other third-party applications developers;

             (c) GateLink-TM-: A set of developer tools that serves as the mechanism for creating new applications, user services and solutions that could be hosted with I-Link's IP network;

             (d) V-Link-TM-: A suite of basic and enhanced telecommunications services that include enhanced local or long-distance, single number, call screening/call whisper, caller hold, conference calling, portable fax, and voice mail; and

             (e) Indavo-TM-: A device that can simultaneously create the capacity of multiple lines that can carry on simultaneous calls and other communication functions from a single standard telephone line. In other words, a customer can simultaneously carry on multiple independent or conference telephone calls, receive or send faxes as if on one or more dedicated fax lines, and maintain a persistent internet connection through a single standard telephone line or wire.

         18. I-Link protects the confidentiality of its technologies through a series of measures including, but not limited to, requiring its employees to sign non-disclosure and non-solicitation agreements.

         19. I-Link offers its products and services to customers on both a wholesale and retail basis. Its rights and obligations are generally memorialized in service agreements and wholesale agreements. These agreements recognize the highly confidential and proprietary nature of I-Link's technologies, and they require a covenant not to disclose or misuse the confidential information.

         20. I-Link also uses independent contractors throughout the United States to market its products and services. These independent contractors are referred to by I-Link as "master agents." This relationship is generally memorialized in a master agent agreement.

         21. In 2000, I-Link transitioned its I-Link Worldwide multi-level marketing sales program to Big Planet, Inc., a subsidiary of NuSkin Enterprises, Inc. While maintaining its other existing traditional sales channels for retail sales of products and services, the transition of the multi-level marketing sales channel to Big Planet has allowed I-Link to broaden and diversify its sales channels and focus its efforts on the expansion of its intranet network and the development and deployment of new enhanced services and products.

B.       I-LINK'S EFFORTS TO OBTAIN FINANCIAL SUPPORT

         22. I-Link's net operating revenue is generated from three primary sources: (1) telecommunication services, typically in the form of per-minute revenues; (2) monthly reoccurring charges (MRCs) charged to the wholesaler on a per-user basis for application usage; and (3) technology licensing and development revenues charged to developers and manufacturers. In 1999, I-Link achieved net operating revenue of approximately $32 million, while its operating costs and expenses were approximately $51 million.

         23. As an emerging telecommunications company, I-Link requires periodic funding from its majority shareholders, investors and/or financial institutions. It secures these funds through pledges of its technologies, assignments of its receivables or equity positions within the company.

         24. By 2000, Winter Harbor owned approximately 65% of the shares of stock in I-Link (on a fully-diluted basis). Winter Harbor has invested approximately $35 million in I-Link, and it maintains a first security position in I-Link's assets up to $10 million.

         25. Between October of 1999 and May of 2000, I-Link was negotiating with other technology and telecommunications companies to raise additional funds in order to maintain its growth and operations. At the same time, Winter Harbor was looking to sell its position in the company to another investor or group of investors.

         26. In the Spring of 2000, defendants approached I-Link and Winter Harbor with a proposed transaction. Defendants wanted to obtain the right to use I-Link's IP technology and join their respective telecommunications networks, and wanted to acquire Winter Harbor's controlling interest in I-Link. The key negotiator for defendants was Gil Ha, former investment banker with Lazard Freres, I-Link's investment banking firm. While at Lazard Freres, Mr. Ha was the partner assigned to I-Link, and as such was privy to I-Link's business plan, financial condition, customer base and other proprietary information as a result of his work for I-Link immediately before he joined defendants as its financial advisor. At that time, Red Cube and Winter Harbor did not reach final agreement on terms for Red Cube to acquire Winter Harbor's controlling interest in I-Link, and negotiations between them were broken off.

         27. Shortly thereafter, defendants and I-Link entered into separate discussions with the goal of negotiating a commercial relationship. These discussions resulted in the formation of a strategic alliance between I-Link and Red Cube that was memorialized in a Cooperation and Framework Agreement, dated May 3, 2000 (hereinafter "Cooperation Agreement").

         28. Under the terms of the Cooperation Agreement, I-Link granted Red Cube non-exclusive licenses (1) to market and provide to its own customers worldwide I-Link's proprietary enhanced services under the Red Cube name, (2) to utilize I-Link's telecommunications network in the U.S., and (3) to use I-Link's proprietary IP technology and software in Red Cube's own telecommunications network outside of North America, in consideration for $10 million. As part of the same agreement, I-Link also agreed to provide Red Cube with usage of its IP telecommunications network in the U.S. at a discounted rate for an initial one year period (ending June 2001) for a prepayment of $10 million. The fee for this usage was prepaid by Red Cube on a "use-or-lose" basis, meaning that I-Link could retain the entire $10 million even if Red Cube's actual usage of I-Link's IP telecommunications network did not reach $10 million by June 2001.

         29. Under the terms of the Cooperation Agreement, I-Link placed the source code to its IP technology in escrow for the benefit of Red Cube in the event I-Link were no longer in business or able to operate its U.S. IP telecommunications network. In the event of such a default by I-Link, the source code may (according to the Cooperation Agreement) be released to Red Cube by the escrow agent. Additionally, I-Link would be obligated to provide Red Cube with the resources and personnel to maintain the network in the event of I-Link's default.

         30. Red Cube acknowledged in the Cooperation Agreement that it (and through it, Red Cube U.S.A.) would have access to I-Link's trade secrets, technology, technical data, customers, potential customers, employees, operating methods, sources of supply, distribution methods, sales, sales plans, profits, markets, and financing, and that the same are to be kept confidential from all third parties. In the Cooperation Agreement, Red Cube promised that it would not disclose or misuse the confidential information to which it had access.

         31. In the Cooperation Agreement, Red Cube also agreed that any disclosure or misuse of I-Link's confidential information may result in irreparable injury that would entitle I-Link to seek preliminary and/or permanent injunctive relief.

         32. On or about June 30, 2000, the parties entered into a letter agreement that clarified the provisions of the Cooperation Agreement. The letter agreement confirmed that Red Cube's prepayment of $10 million for services was a "use-or-lose" arrangement that entitled I-Link to retain the entire prepayment, even in the event Red Cube underutilizes the services.

C. RED CUBE'S AGREEMENT TO PURCHASE I-LINK SECURITIES AND TO PROVIDE FINANCIAL SUPPORT

         33. During the late summer of 2000, negotiations between Red Cube and Winter Harbor were re-opened, and on or about August 30, 2000, Red Cube entered into a Securities Purchase Agreement with Winter Harbor to acquire its controlling ownership interest in I-Link. Red Cube agreed to pay Winter Harbor $60 million in cash, together with the right to exercise an option to purchase 52,499 ordinary shares of Red Cube at an exercise price of $190.48 per share, and another option to purchase 58,333 ordinary shares of Red Cube at an exercise price of $171.43 per share. In return, Winter Harbor agreed, among other things, to issue warrants for the purchase of over 28 million shares in I-Link for $60 million.

         34. Upon signing, Red Cube and Winter Harbor agreed to place the signature pages of the Securities Purchase Agreement in escrow overnight until Red Cube could meet with I-Link's management to secure their support and cooperation.

         35. In meetings occurring late that evening and the following morning, I-Link expressed the following concerns to Red Cube and Red Cube U.S.A. regarding the Securities Purchase Agreement with Winter Harbor:

             (a) I-Link was not consulted or involved in the negotiations of the Securities Purchase Agreement;

             (b) The Securities Purchase Agreement did not provide a long-term solution to I-Link's funding needs;

             (c) I-Link's minority shareholders may be harmed because Red Cube's acquisition of I-Link securities would not be completed until April 2001, and I-Link needed major capital restructuring before year end; and

             (d) The equity funding options I-Link was pursuing with other potential investors would inevitably be undermined in light of Red Cube's announced plan to purchase the controlling interest in I-Link.

         36. In response to these concerns, defendants told I-Link that the Securities Purchase Agreement was a "done deal," and that it was in everyone's best interest to support Red Cube's acquisition of Winter Harbor's shares.

         37. As an inducement to obtain the cooperation and support of I-Link, however, defendants agreed to the following:

             (a) Defendants agreed immediately to convert for cash of all of the stock warrants it would acquire from Winter Harbor under the Securities Purchase Agreement, with the result that I-Link would obtain $60 million in funds to support operations and development;

             (b) Defendants agreed to assist I-Link in simplifying the capital structure of I-Link;

             (c) Defendants agreed to strengthen the balance sheet of I-Link by providing a long-term financial commitment to the company; and

             (d) Defendants agreed to allow I-Link to remain a separate, stand-alone company. In reliance on these commitments, I-Link's management publicly supported the Securities Purchase Agreement. The parties issued joint press releases that included defendants' commitment to fund and support I-Link. I-Link also assisted defendants in applying for and prosecuting applications necessary to obtain regulatory approval for the acquisition, including approvals from the Department of Justice (CFIUS), Federal Communications Commission and State Public Service Commissions.

         38. Defendants memorialized their commitments to fund I-Link in a letter that was filed with the United States Securities and Exchange Commission on September 11, 2000.

         39. Defendants worked with I-Link to prepare a formal announcement to I-Link's shareholders and investors of the Securities Purchase Agreement and defendants' promise to support I-Link as an independent entity and convert the warrants for cash.

D.       THE VOTING AGREEMENT

         40. In connection with the Securities Purchase Agreement, Red Cube entered into a Voting Agreement with Winter Harbor which purported to grant Red Cube the immediate right to direct the vote of any securities entitled to vote or that could be converted to voting securities that were the subject of the Securities Purchase Agreement.

         41. Pursuant to the Securities Purchase Agreement, Winter Harbor assigned to Red Cube all of its rights under the Shareholders Agreement dated October 10, 1997. As a result of the assignment, I-Link was purportedly required to obtain Red Cube's approval before it could undertake any significant corporate action. Specifically, without Red Cube's approval, I-Link was purportedly forbidden from:

             (a) Amending, modifying or repealing the Charter or Bylaws of I-Link or the Articles of Incorporation;

             (b) Affecting any merger, recapitalization or consolidation with or into another entity;

             (c) Selling, transferring, leasing or disposing of any or substantially all of its assets in one transaction or a series of related transactions, or liquidate, dissolve or wind up its affairs;

             (d) Selling, transferring, disposing of, leasing, pledging or encumbering, or engaging in a series of related dispositions, of any of its assets having a value, in the aggregate for such transaction or series of transactions, in excess of $250,000;

             (e) Leasing or otherwise acquiring any assets having a value, in the aggregate, in excess of $250,000;

             (f) Incurring or repaying any indebtedness;

             (g) Paying any dividend or making other distributions or redemption payments with respect to any of its equity interest;

             (h) Conducting or engaging in any business other than the business in which it is presently engaged;

             (i) Forming and owning, in whole or in part, one or more corporations, trusts, partnerships or other subsidiary entities;

             (j) Acquiring, owning or holding for investment any equity interest in another entity or any option, warrant or other debt or equity interest convertible into or evidencing the right to acquire any equity interest in such entity;

             (k) Entering into any transaction or agreement with any affiliate of I-Link or any of the I-Link shareholders;

             (l) Adopting or amending its annual budget;

             (m) Hiring, employing or discharging any of its executive officers, managers or key employees;

             (n) Engaging or discharging its independent certified public accountants;

             (o) Initiating or settling any litigation involving the amount in controversy in excess of $250,000;

             (p) Adopting or amending any employee benefit plan or program;

             (q) Entering into any commitment or series of related commitments involving the payment or payments of an aggregate amount in excess of $250,000;

             (r) Filing for voluntary or involuntary protection under federal or state bankruptcy or insolvency laws or make any assignment for the benefit of creditors; or

             (s) Taking any action that would make it impossible for I-Link or any of its subsidiaries to carry on its ordinary business or take any action that is in contravention of I-Link's Amended and Restated Articles of Incorporation.

         42. By the Fall of 2000, as a result of the Securities Purchase Agreement and Voting Agreement, Red Cube beneficially owned a controlling interest in I-Link representing approximately

65 percent of the outstanding shares (on a fully-diluted basis). Red Cube shared voting control and disposition power over all shares of I-Link common stock, preferred stock and warrants owned by Winter Harbor. These rights created fiduciary obligations on the part of Red Cube to I-Link and its minority shareholders. These fiduciary obligations included the duty to preserve I-Link's assets for the benefit of the company and all of its shareholders, the duty to protect I-Link's contracts and economic relations, and the duty to the company to enable it to continue operations.

E.       DEFENDANTS' REFUSAL TO PROVIDE FUNDING

         43. On repeated occasions between September 2000 to mid-December 2000, I-Link's management requested funding from defendants, in accordance with defendants' promises and commitments, to meet I-Link's operating expenses. As shown in the paragraphs below, defendants ultimately refused at the eleventh-hour to provide the promised funding.

         44. By October 2000, Red Cube's actual usage of I-Link's network was only a fraction of that which it had forecast and upon which the $10 million "use-or-lose" usage prepayment had been based. In October 2000, defendants requested that I-Link modify the terms of the Cooperation Agreement to allow Red Cube to develop its own U.S. telecommunications network, and to include equipment purchases by defendants from or through I-Link at cost to be applied against the I-Link network usage prepayment of $10 million, virtually eliminating the benefit to I-Link of the $10 million usage prepayment.

         45. Defendants stated that I-Link's promised funding would be jeopardized if I-Link did not agree to the proposed modifications to the Cooperation Agreement.

         46. At the same time, defendants informed I-Link that Red Cube wished to renegotiate the Securities Purchase Agreement with Winter Harbor. Under a revised agreement ultimately entered into with Winter Harbor, Red Cube was to delay its payments to Winter Harbor, with the result that Red

Cube would not acquire the I-Link warrants from Winter Harbor until year-end, with the further result that I-Link's funding from Red Cube would be delayed. Defendants, however, told I-Link's management that they would provide I-Link with $10 million before December 31, 2000, and $10 million for each quarter in 2001.

         47. I-Link's management met with defendants' management in Zurich, Switzerland on or about November 5-6, 2000. I-Link's management presented defendants with its current cash position budget, and a strategy to fund the company.

         48. At the November 5-6 meeting, Red Cube represented that it intended to purchase all of I-Link's stock and/or assets at severely depressed prices. Red Cube asked I-Link's management to assist Red Cube with the acquisition.

         49. I-Link's management advised defendants that it would oppose such an acquisition because it would deprive minority shareholders the value of their equity in I-Link and it would relegate I-Link to the status of a mere division of defendants. I-Link told defendants that they owed a fiduciary obligation to I-Link's minority shareholders, and that defendants' statements were contrary to their original commitments to I-Link and Winter Harbor.

         50. I-Link's managers renewed their requests for obtaining the promised funding, and reiterated that it would run out of operating capital at or near the end of the year if not funded by Red Cube as promised. The November 5-6 meeting ended with defendants' commitment to provide I-Link with $5 million for December 2000 (instead of the $10 million promised in October), and $10 million in February 2001 (instead of the $10 million for each quarter promised in October).

         51. On November 28, however, defendants informed I-Link that they would not provide any funding for December 2000. When I-Link informed defendants that it did not believe it could meet its operating expenses without such funding, defendants promised to lend I-Link $2 million per month if the company was "reorganized" pursuant to a plan to be formulated by Red Cube.

         52. On or about December 23, 2000, defendants informed I-Link's management that they would not pay I-Link the $2 million per month promised in late November. Instead, defendants sought to force I-Link to turn over control of its day-to-day operations in exchange for a minimal, provisional line of credit (up to $5 million) secured by all of the assets of I-Link and having a maturity of only six months, to be drawn down if and when defendants deemed it necessary and only so long as I-Link was moving forward to spin off its IP telecommunications network and enhanced service operations pursuant to a plan yet to be formulated by defendants.

         53. I-Link's board of directors rejected defendants' coercive proposal on December 27, 2000.

         54. On December 29, 2000, Red Cube filed an amendment to its Schedule 13D/A with the United States Securities and Exchange Commission. In this amendment, Red Cube announced that Winter Harbor had allegedly breached the Securities Purchase Agreement and the Voting Agreement, and that Red Cube had filed a mandatory mediation against Winter Harbor for recission of those agreements. Red Cube's Schedule 13D/A left no doubt that Red Cube did not intend to comply with its commitments to I-Link to provide funding.

F.       RED CUBE'S ACTS OF INTERFERENCE AND MISAPPROPRIATION

         55. Since January 1, 2001, defendants have been in contact with I-Link's major customers, master agents (or brokers), and licensees in an attempt to convince them to move their business to defendants. Defendants have informed these customers, master agents and licensees that I-Link is "going down," and that I-Link's failure to restructure its company has led it to its downfall.

         56. On or about January 5, 2001, Red Cube U.S.A.'s Mark Delessio told Tim Hammer of I-Link that defendants had targeted a number of key people in I-Link's employ to whom they intended to offer employment with defendants.

         57. On or about January 5, 2001, Red Cube U.S.A.'s Mark Delessio, Matt Gordon, Jill Zursky, and Bob Fonow visited I-Link's offices in Draper with the intent to solicit I-Link's key employees away from I-Link and to obtain from them trade secrets and other proprietary data for defendants' own use. For example, defendants' Delessio approached Tom Milligan of I-Link to ask Mr. Milligan if he would serve as defendants' consultant in recreating I-Link's technology. Mr. Milligan responded that he "hoped it would not come to that." Mr. Delessio said that most of the employees he had spoken to "had the same type of reaction," thus leaving Mr. Milligan to conclude that defendants had made similar propositions to many of I-Link's employees. Delessio also approached Bart Crowther of I-Link to ask Mr. Crowther if he would serve as a consultant for defendants. Delessio or other Red Cube U.S.A. employees also solicited I-Link's key employees Casey Nielsen, Tim Hammer, Sterling Okura, Mark Colley, Jim Peterson, and Gary Knudsen. After I-Link's management learned of these contacts, Delessio was informed that he was not allowed on I-Link's property without an escort. Delessio responded by stating, "But that would defeat my purpose."

         58. On or about January 11, 2001, I-Link discovered that Big Planet had reached an agreement to move users to another network including Red Cube for international calls. Red Cube also contacted David Bailey, a Master Agent for I-Link, to convince him that I-Link was going down.

         59. On January 11, 2001, I-Link was required to announce, as a part of a restructuring plan, the need to lay off over 80 employees. Additional layoffs are imminent. These layoffs are the direct result of defendants' failure to fund I-Link.

         60. I-Link has informed defendants of the severity of its current financial situation, and requested that defendants fulfill their financial commitments to I-Link. Defendants have failed and refused to follow through on their funding commitments, and have informed I-Link that defendants intend to foreclose upon I-Link's source code held in escrow pursuant to the Cooperation Agreement.

                             FIRST CLAIM FOR RELIEF
                             ----------------------

                              (BREACH OF CONTRACT)

         61. I-Link realleges paragraphs 1 through 60 of this Complaint as if set forth fully herein.

         62. Defendants agreed to fund I-Link's operations through the cash conversion of outstanding warrants on I-Link acquired from Winter Harbor or through the payment of funds sufficient to support I-Link's operations and development.

         63. Defendants knew that I-Link's commercial success and survival was conditioned upon their financial support of the company.

         64. Defendants have materially breached their obligations to I-Link by failing to convert warrants on I-Link's stock or otherwise provide I-Link with sufficient cash to meet operating expenses.

         65. As a result of defendants' material breaches of their contractual obligations, I-Link has been damaged in an amount of not less than $60 million and, if I-Link is unsuccessful in obtaining alternative financing, damages in excess of $250 million.

                             SECOND CLAIM FOR RELIEF
                             -----------------------

                           (BREACH OF FIDUCIARY DUTY)

         66. I-Link realleges paragraphs 1 through 65 of this Complaint as if set forth fully herein.

         67. Defendants owe I-Link a fiduciary duty, as its strategic partner and majority beneficial owner, to fulfill their contractual obligations, provide I-Link with sufficient funding to meet its operating expenses, preserve its assets, and not interfere with I-Link's contractual and economic relations.

         68. Defendants have violated their fiduciary duties by failing to provide I-Link with sufficient funding to meet its operating expenses, by preventing I-Link from obtaining alternative sources of financing, by misappropriating I-Link's proprietary information, by disclosing and misusing I-Link's confidential information, and by interfering with I-Link's contractual and economic relations with customers, licensees, master agents and employees.

         69. Defendants have breached their fiduciary obligations with the intent (a) to force I-Link to default on its obligations under the Cooperation Agreement and (b) to compromise I-Link's ability to fulfill its obligations to its customers, licensees, creditors and employees.

         70. As a result of defendants' material breaches of its fiduciary duties, I-Link has been damaged to date in an amount of not less than $60 million. If defendants are not immediately enjoined from further breaches of their fiduciary duties, I-Link will suffer irreparable injury by losing its key employees, intellectual property, customer base, goodwill and reputation.

         71. Defendants' breach of their fiduciary duties has been intentional and undertaken for the purpose of injuring I-Link. Accordingly, I-Link is entitled to an award of punitive damages against defendants in an amount to be proven at trial but not less than $500 million, together with court costs and attorney's fees.

                             THIRD CLAIM FOR RELIEF
                             ----------------------

              (INTENTIONAL INTERFERENCE WITH CONTRACTUAL RELATIONS)

         72. I-Link realleges paragraphs 1 through 71 of this Complaint as if set forth fully herein.

         73. I-Link employs individuals with unique technical skills and knowledge. These employees have developed valuable trade secrets on behalf of I-Link that include source code, software platforms, operating systems and computer architecture.

         74. I-Link has entered into agreements with its employees requiring them not to disclose I-Link's proprietary and confidential information to others.

         75. Defendants are aware of I-Link's agreements with its employees; defendants are specifically aware of the non-disclosure provisions of the agreements.

         76. Defendants have contacted I-Link's key technical employees with the intent to solicit them to work for Red Cube to replicate for defendants I-Link's intranet network and other proprietary technologies.

         77. Defendants' interference with I-Link's contracts with its employees has damaged I-Link in an amount not less than $10 million. If defendants are not enjoined from further acts of interference, I-Link will suffer irreparable injury in the loss of its intellectual property rights, trade secrets, and employee workforce.

         78. Accordingly, I-Link is entitled to an order from this Court enjoining defendants from encouraging, enticing and/or soliciting, directly or indirectly, I-Link's technical employees to join defendants as employees or consultants. I-Link is also entitled to punitive damages against defendants in an amount to be proven at trial but not less than $30 million, together with court costs and attorney's fees.

                             FOURTH CLAIM FOR RELIEF
                             -----------------------

              (BREACH OF COOPERATION AGREEMENT - INJUNCTIVE RELIEF)

         79. I-Link realleges paragraphs 1 through 78 of this Complaint as if set forth fully herein.

         80. Red Cube agreed that any disclosure or misuse of I-Link's confidential information would result in irreparable harm to I-Link.

         81. Red Cube agreed that I-Link is entitled to a preliminary and/or permanent injunction in the event Red Cube discloses or misuses I-Link's confidential information.

         82. Red Cube has breached its obligations to I-Link under the Cooperation Agreement by disclosing I-Link's confidential information to others and by misappropriating that information to Red Cube's own benefit.

         83. I-Link is entitled to an injunction against Red Cube and its agent Red Cube U.S.A. to prohibit them from disclosing and/or misusing I-Link's confidential information.

         84. Red Cube's actions constitute a prior material breach of the Cooperation Agreement that relieves and excuses I-Link from performing its obligations to Red Cube.

         85. Accordingly, I-Link is entitled to an injunction prohibiting Red Cube and its agent Red Cube U.S.A. from instructing the escrow agent to release I-Link's source code to defendants until otherwise ordered by this Court on the grounds that defendants should not benefit from a contract that it has breached.

                             FIFTH CLAIM FOR RELIEF
                             ----------------------

               (INTENTIONAL INTERFERENCE WITH ECONOMIC RELATIONS)

         86. I-Link realleges paragraphs 1 through 85 of this Complaint as if set forth fully herein.

         87. I-Link has entered into written and/or oral agreements with its master agents, licensees and customers to secure their performance to I-Link in consideration for payment, services or products. Its network of master agents, licensees and customers constitutes a unique and irreplaceable asset on which the survival of I-Link's business depends.

         88. Defendants learned the details of I-Link's economic relations with its master agents, licensees and customers in disclosures required of I-Link under the Cooperation Agreement and in the completion of defendants' due diligence for Red Cube to acquire the majority ownership interest in I-Link.

         89. Defendants have unlawfully utilized I-Link's confidential and proprietary information so obtained to intentionally interfere with I-Link's economic relations with its master agents, licensees and customers by encouraging them to leave I-Link, and by soliciting their business from I-Link.

         90. I-Link has been damaged by defendants' intentional interference with I-Link's economic relations in an amount to be proven at trial but not less than $10 million. If defendants are not immediately enjoined from further acts of interference, I-Link will suffer irreparable injuries by losing the business of its customers and licensees and the services of its master agents.

         91. I-Link is also entitled to an award of punitive damages against defendants in an amount to be proven at trial but not less than $30 million, together with court costs and attorney's fees.

                             SIXTH CLAIM FOR RELIEF
                             ----------------------

                              (PROMISSORY ESTOPPEL)

         92. I-Link realleges paragraphs 1 through 91 of this Complaint as if set forth fully herein.

         93. Defendants promised I-Link that Red Cube would either convert the warrants it acquired from Winter Harbor or otherwise fund I-Link operations and development.

         94. I-Link relied upon defendants' promises to its detriment. In reliance on defendants' promises, I-Link refrained from negotiating with other technology and telecommunications companies to obtain funding, and it refrained from seeking funding from financial institutions and venture capital groups.

         95. Defendants should be estopped from reneging on its promise to provide I-Link with $60 million in funding.

         96. Defendants should also be enjoined from benefiting from its wrongful actions. They should be enjoined immediately from issuing any instruction to the escrow agent to release I-Link's source code to defendants.

                            SEVENTH CLAIM FOR RELIEF
                            ------------------------

                            (BUSINESS DISPARAGEMENT)

         97. I-Link realleges paragraphs 1 through 96 of this Complaint as if set forth fully herein.

         98. Defendants have contacted I-Link's key licensees, master agents, sales representatives and customers in an attempt to influence them to cease doing business with I-Link and to join defendants. Defendants have represented to these individuals and companies that I-Link is "going down" and cannot satisfy its contractual obligations.

         99. Defendants' statements are false and/or misleading. They constitute trade disparagement.

         100. Defendants made these disparaging statements with malice, and for the dual purpose of (a) causing I-Link to become insolvent so that defendant can obtain I-Link's trade secrets and intellectual property through foreclosure proceedings; and (b) misappropriating I-Link's customers and business opportunities.

         101. Defendants' conduct has caused I-Link to suffer damages in an amount to be proven at trial but not less than $50 million.

         102. I-Link is also entitled to an award of punitive damages against defendants for their intentional and malicious conduct in an amount to be proven at trial, but not less than $150 million, together with court costs and attorney's fees.

                             EIGHTH CLAIM FOR RELIEF
                             -----------------------

                              (UNFAIR COMPETITION)

         103. I-Link realleges paragraphs 1 through 102 of this Complaint as if set forth fully herein.

         104. Defendants' failure to provide I-Link financing, as well as their acts of business disparagement and interference with I-Link's economic relations and contracts, constitute unfair competition under federal, state and common law.

         105. I-Link is informed and believes that defendants have passed off their products and services as I-Link's products and services under the guise of a strategic partnership with I-Link. Defendants have held themselves out as the owners of I-Link's technology to investors and the public. These actions also constitute unfair competition under federal, state and common law.

         106. Defendants' unfair competition has caused I-Link to suffer damages in an amount to be proven at trial but not less than $50 million.

         107. I-Link is also entitled to an order enjoining defendants from engaging in further acts of unfair competition, together with an award of treble damages, costs and attorney's fees.

                             NINTH CLAIM FOR RELIEF
                             ----------------------

                 (NEGLIGENT AND/OR FRAUDULENT MISREPRESENTATION)

         108. I-Link realleges paragraphs 1 through 107 of this Complaint as if set forth fully herein.

         109. Defendants represented to I-Link that they would provide sufficient financial assistance to I-Link to maintain I-Link's operations. This representation was false.

         110. I-Link believes, and therefore avers, that defendants knew or should have known at the time they made their representations that they did not intend to provide I-Link with sufficient funding to maintain its operations.

         111. Defendants intended that I-Link would rely upon their misrepresentations, and I-Link relied on defendants' misrepresentations to its detriment.

         112. I-Link's reliance upon defendants' misrepresentations was reasonable under the circumstances and caused I-Link to refrain from pursuing funding from other sources that were readily available.

         113. I-Link has been damaged by defendants' misrepresentations in an amount not less than $60 million and, if I-Link does not secure alternative financing, in damages exceeding $250 million, together with costs and attorney's fees.

                             TENTH CLAIM FOR RELIEF
                             ----------------------

                       (MISAPPROPRIATION OF TRADE SECRETS)

         114. I-Link realleges paragraphs 1 through 113 of this Complaint as if set forth fully herein.

         115. Defendants have misappropriated I-Link's trade secrets in violation of Utah Code Ann. Sections 13-24-1 ET SEQ. by:

             (a) Disclosing I-Link's proprietary information to third parties;

             (b) Converting I-Link's technologies, business plan and customer base to its own benefit;

             (c) Interfering with I-Link's contracts with its employees who possess unique technical information and skill; and

             (d) Breaching the Cooperation Agreement and their commitment to finance I-Link in order to cause I-Link to close the intranet network and allow Red Cube to foreclose upon I-Link's source code.

         116. Defendants' misappropriation of I-Link's valuable trade secrets has caused, and will continue to cause, I-Link to suffer irreparable harm.

         117. I-Link is entitled to an injunction against defendants to prevent further actions of misappropriation pursuant to Utah Code Ann. Sections 13-24-3.

         118. I-Link is also entitled to monetary damages against defendants, together with exemplary damages in an amount of twice the actual damages pursuant to Utah Code Ann. Sections 13-24-4.

         119. Finally, I-Link is entitled to an award of its attorney's fees and court costs pursuant to Utah Code Ann. Sections 13-24-5.

         WHEREFORE, I-Link demands judgment against defendants as follows:

         1. On its First Claim for Relief, judgment against defendants, jointly and severally, in a amount to be proven at trial but not less than $60 million, together with pre-judgment interest and court costs.

         2. On its Second Claim for Relief, an order from the Court enjoining defendants from soliciting or otherwise interfering with I-Link's contractual and economic relations with its customers, licensees, master agents and employees. I-Link is also entitled to an award of monetary damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $60 million, together with an award of punitive damages in an amount to be proven at trial but not less than $500 million, court costs and attorney's fees.

         3. On its Third Claim for Relief, an order from the Court enjoining defendants from soliciting I-Link's employees. I-Link is also entitled to an award of monetary damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $10 million, together with punitive damages in an amount to be proven at trial but not less than $30 million, court costs and attorney's fees.

         4. On its Fourth Claim for Relief, for an order from the Court enjoining defendants from disclosing and/or misusing I-Link's confidential information and precluding defendants from obtaining I-Link's source code from the escrow agent until otherwise ordered by this Court.

         5. On its Fifth Claim for Relief, for an order from the Court enjoining defendants from interfering with I-Link's economic relations with its master agents, licensees and customers. I-Link is also entitled to an award of monetary damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $10 million, together with punitive damages in an amount to be proven at trial but not less than $30 million, court costs and attorney's fees.

         6. On its Sixth Claim for Relief, for an order from the Court enjoining defendants from obtaining I-Link's source code from the escrow agent until otherwise ordered from this Court. I-Link is also entitled to monetary damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $60 million.

         7. On its Seventh Claim for Relief, for damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $50 million, together with punitive damages in an amount to be proven at trial but not less than $150 million, court costs and attorney's fees.

         8. On its Eighth Claim for Relief, for an order from the Court enjoining defendants from interfering with I-Link's contractual and economic relations with its customers, licensees, master agents and employees. I-Link is also entitled to an award of monetary damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $50 million, together with triple damages, court costs and attorney's fees.

         9. On its Ninth Claim for Relief, for monetary award for damages against defendants, jointly and severally, in an amount to be proven at trial but not less than $60 million, together with punitive damages in an amount to be proven at trial but not less than $250 million, court costs and attorney's fees.

         10. On its Tenth Claim for Relief, for an order from the Court enjoining defendants from misappropriating I-Link's trade secrets and other proprietary information. I-Link is also entitled to an award of monetary damages against defendants, jointly and severally, in an amount to be proven at trial, together with exemplary damages in an amount of twice the actual damages, court costs and attorney's fees.

         11. For such other relief as this Court deems just and equitable in the premises.

                                   JURY DEMAND
                                   -----------

             I-Link demands a trial by jury pursuant to Rule 38 of the Federal Rules of Civil Procedure.

        DATED this 18th day of January, 2001.

                                                 Snell & Wilmer


                                                 ------------------------------
                                                 Alan L. Sullivan
                                                 Bryon J. Benevento
                                                 Christy L. Campbell
                                                 Scott A. DuBois
                                                 Attorneys for Plaintiff